NEWS RELEASE

NASDAQ: ONB

oldnational.com

Contact:

Media:
Kathy Schoettlin — 812-465-7269
Chief Communications Officer

FOR IMMEDIATE RELEASE –
August 19, 2015

Old National elects Wayne State Univ. Law Professor
& Michigan Army National Guard Lt. Colonel
Katherine White to its Corporate Board of Directors

Evansville, Ind. (August 19, 2015) – Old National Bancorp (NASDAQ: ONB) announced today the election of Katherine White, 48, to its Corporate Board of Directors. A native of Ann Arbor, Mich., she is Professor of Law for Wayne State University where she has taught since 1996, and a Lieutenant Colonel in the Michigan Army National Guard.

In addition, White is a regent for the University of Michigan in Ann Arbor, serving as Michigan Board of Regents Chair from 2008-09 and again from 2014 -15. She graduated from the U.S. Army War College in Carlisle, Penn., in 2014 with a Master of Strategic Studies Degree. Currently she serves as Command Judge Advocate for the 46th Military Police Command in Lansing, Mich.

In her two previous military assignments, White served the U.S. Army Reserve as an Instructor of Law at the United States Military Academy at West Point, and as the reserve Associate Dean of the U.S. Army Judge Advocate General’s Legal Center and School.  She was on active duty from 1992-95, serving in the Honors Program of the U.S. Army Judge Advocate General’s Corps as the Corps of Engineers’ Intellectual Property Counsel. After completing her active duty service, White clerked for the Honorable Randall R. Rader, circuit judge for the U.S. Court of Appeals for the Federal Circuit.

White earned a Bachelor’s Degree in Electrical Engineering from Princeton University and law degrees from George Washington Law School and the University of Washington School of Law. She is a Fulbright Senior Scholar, a former White House Fellow (2001-02), and a registered patent attorney.

“It is exceedingly rare to encounter an individual who has gained such an amazing breadth and depth of knowledge and expertise as Katherine White,” said Old National Bancorp Chairman Larry Dunigan. “We are honored to welcome her to the Old National Bancorp Board of Directors, and we believe her unique combination of civilian and military experience will provide our Board with a unique and highly valuable perspective.”

White was a market board member for United Bank and Trust for 11 years, which was assumed into Old National Bancorp in 2014 as part of a cash and stock merger. She has since been serving on the Old National Bank Advisory Board for the Central Michigan market.

About Old National
Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana and, with $12.1 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Central and Western Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

###